JANUS DETROIT STREET TRUST

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Detroit Street Trust (“DST”), a trust with transferable shares of the type commonly called a Delaware statutory trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Trustees (“Trustees”) of DST by its Amended and Restated Agreement and Declaration of Trust dated August 6, 2015, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on April 17, 2019, the following resolutions were adopted in substantially the same form as set forth below:

WHEREAS, Janus Capital Management LLC has arranged for a rider (the “Automatic Coverage Increase Rider”) to the Investment Company Fidelity Bond (“Fidelity Bond”) provided by ICI Mutual Insurance Company (“ICI Mutual”) to Janus Detroit Street Trust (the “Trust”) and Clayton Street Trust, as extended for the period from February 3, 2019 through August 1, 2019;

NOW THEREFORE BE IT RESOLVED, that based on the information provided by Janus Capital, the Trustees of the Trust approve (1) the terms of the Automatic Coverage Increase Rider as presented and discussed at this meeting, subject to such non-material changes as may be deemed necessary or advisable with the advice of counsel; and (2) the participation of the Trust in the Fidelity Bond as modified by the Automatic Coverage Increase Rider as presented and discussed at this meeting; and

FURTHER RESOLVED, that the Trustees of the Trust authorize and direct the Trust’s officers and representatives of Janus Capital or a designated affiliate to prepare, execute, and file the Automatic Coverage Increase Rider, and any amendments thereto, and to take such other action as may be necessary or appropriate to conform to the provisions of the 1940 Act and the rules and regulations thereunder.

IN WITNESS WHEREOF, the undersigned has set his hand and seal this 1st day of May, 2019.

/s/ Byron D. Hittle
Byron D. Hittle, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Byron D. Hittle, Secretary of Janus Detroit Street Trust, who, being by me first duly sworn, stated on his oath that the foregoing document is true and correct and that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 1st day of May, 2019.

My Commission Expires:

/s/ Kristin Mariani
September 30, 2021	Kristin Mariani Notary Public